Exhibit 99

Everett Tackett, APR	Ken Rizvi
Public Relations	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-4534	(602) 244-3437
everett.tackett@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Continues Wafer Fab Consolidation and

Operational Improvement Strategy

Company drives further manufacturing and operational efficiency

PHOENIX, Ariz. – June 28, 2005 – As part of its ongoing strategy to consolidate manufacturing capabilities at key sites and improve operating efficiencies, ON Semiconductor (Nasdaq: ONNN), today announced its plan to transfer wafer-fab operations from its Site 2 facility in Seremban, Malaysia to its facility in Phoenix, Ariz. by the end of 2006 and also announced a reduction in force. These actions are expected to result in total cash charges of approximately $3.2 million to $3.7 million in the second quarter of 2005 related to employee severance payments.

The discontinuation of wafer-fab operations in the 20,000-square foot of manufacturing space in the Site 2 facility eliminates approximately 80 jobs and is expected to result in a cash restructuring charge of approximately $1.2 million in the second quarter of 2005 for employee severance payments to be paid over the next 18 months. As a result of these actions, the company expects to save a total of approximately $25 to $30 million over the next five years, beginning in the third quarter of 2006. Savings during 2005 and 2006 are expected to be insignificant due to transition and other costs; however, savings during 2007 are expected to be approximately $6 million.

The reduction in force is part of the company’s ongoing strategy to improve operational efficiencies and to better position itself for growth. The company has realigned its resources throughout the organization, and as a result, is eliminating approximately 70 additional jobs. This workforce reduction is expected to result in a cash restructuring charge of approximately $2 million to $2.5 million in the second quarter of 2005 for employee severance payments and savings of approximately $1 million a quarter beginning in the third quarter of 2005.

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ON Semiconductor Continues Wafer Fab Consolidation and Operational Improvement Strategy

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Transferring the wafer production from Site 2 to Phoenix should enable the company to increase its factory utilization while reducing the number of wafer production sites in its global manufacturing network. The Phoenix wafer fab serves as the company’s center for the development and deployment of Lean Six Sigma methodologies and is one of the company’s most efficient manufacturing facilities. The Phoenix wafer fab, with its 60,000 square-feet of manufacturing floor space, is capable of increasing its manufacturing output without incurring a significant increase in cost or headcount. The company will maintain its 281,000 square foot assembly-and-test operation at Site 1 in Seremban. Site 1 is the manufacturing facility adjacent to Site 2 in Seremban and is one of the company’s largest manufacturing facilities and plays a significant role in the company’s global manufacturing strategy.

The company also will continue its thin wafer and Solderable Top Metal (STM) Center of Excellence (COE) operations along with support for back grind and back metal in a portion of the Site 2 facility. The company will redeploy the wafer-fab tool sets to its fab operations in Phoenix and other fab facilities within its global manufacturing network and also is currently evaluating several potential opportunities to introduce other operations into the Site 2 facility upon the successful transition of the site’s production to the company’s fab in Phoenix.

“We continue to take actions to improve our manufacturing efficiency and to better align our resources across the company,” said Keith Jackson, ON Semiconductor president and CEO. “We believe that the actions taken during the second quarter of 2005 will better position the company for growth and will provide further operating leverage in our model. Apart from the actions announced today, the company will provide second quarter 2005 results and third quarter 2005 guidance in its second quarter earnings release and during its conference call scheduled for July 25, 2005.”

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

ON Semiconductor Continues Wafer Fab Consolidation and Operational Improvement Strategy

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This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the factory utilization, restructuring charges, operating leverage, headcount reductions, expected savings, and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our Form 10-K for the year ended December 31, 2004 under the caption “Trends, Risks and Uncertainties” in the MD&A section, and other factors are described from time to time in our subsequent SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.